Exhibit 4.1

COMMON

COMMON

15986

ELECTRO-SENSORS, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF MINNESOTA

See reverse side for certain definitions

THIS CERTIFIES THAT

CUSIP  285233  10  2

is the owner of

FULL-PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK OF THE PAR VALUE OF TEN CENTS EACH OF

ELECTRO-SENSORS, INC.

transferable only on the books of the corporation by the holder hereof in person or by duly authorized attorney, upon surrender of this certificate properly endorsed.

         This certificate is not valid unless countersigned by the Transfer Agent and Registrar.

         IN WITNESS WHEREOF, the said corporation has caused this certificate to be signed by its authorized officers and to be sealed with the seal of the corporation.

Dated:

SECRETARY

PRESIDENT